EXHIBIT 99.6

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

NEW YORK COMMUNITY BANCORP, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Joint Proxy Statement / Prospectus constituting part of New York Community Bancorp, Inc.’s Registration Statement on Form S-4 as a person to become a director of New York Community Bancorp, Inc.

/S/ JOSEPH L. MANCINO

Joseph L. Mancino

Dated: July 23, 2003